TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is made and entered into this 4th day of October 2006, by and between Platinum Energy Resources, Inc., a Delaware corporation (“Parent”), Tandem Energy Holdings, Inc., a Nevada corporation (“Target”), and PER Acquisition Corp., a Delaware corporation (“Acquisition Sub”) and certain stockholders of Target (the “Major Shareholders”). Parent, Target, Acquisition Sub and Major Shareholders shall herein collectively be referred to as the “Parties”, and each, a “Party”.

RECITALS

WHEREAS, Parent, Acquisition Sub, Target and Major Shareholders entered into an Agreement and Plan of Merger, dated as of January 26, 2006, as amended by Amendment No. 1 dated June 30, 2006, Amendment No. 2 dated July 31, 2006 and Amendment No. 3 dated August 17, 2006 (collectively, the “Merger Agreement”); and

WHEREAS, pursuant to Section 7.01(a) of the Merger Agreement, the Parties desire to mutually terminate the Merger Agreement pursuant to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Termination.

(a)    Pursuant to Section 7.01(a) of the Merger Agreement, Parent, Target, Acquisition Sub and the Major Shareholders hereby agree that the Merger Agreement is hereby terminated as of the date hereof and the entire Merger Agreement is void and of no further force or effect without any liability on the part of Parent, Target, Acquisition Sub, and the Major Shareholders or any of their respective past or present directors, officers, employees, agents, accountants, counsel, financial advisors, subsidiaries, successors and other representatives and Affiliates.

(b)    Each Party hereby releases the other Party and its directors and executive officers from any and all liability of any type or nature whatsoever related to or arising out of the Merger Agreement and the transactions contemplated thereby.

2.    Authority. Each Party represents and warrants to the others that it is duly authorized to execute and deliver this Agreement, that no further corporate authorizations (including stockholder approvals) are required for such Party’s execution, delivery and performance of this Agreement, and that this Agreement is a valid binding obligation of such Party enforceable in accordance with its terms.

3.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the matters stated herein and supercedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

4.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of law rules thereof.

5.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which when taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the day and year first above written.

Parent:

PLATINUM ENERGY RESOURCES, INC.

By:	/s/ Mark Nordlicht
Name: Mark Nordlicht
Title: Chairman

Target:

TANDEM ENERGY HOLDINGS, INC.

By:	/s/ Tim Culp
Name: Tim Culp
Title: President

Acquisition Sub:

PER ACQUISITION CORP.

By:	/s/ Mark Nordlicht
Name: Mark Nordlicht
Title: President

The following persons hereby acknowledge that (i) they are the Major Shareholders defined in the Merger Agreement, and (ii) they are executing and delivering this Agreement in their individual capacities to evidence their agreement to be bound by the terms of this Agreement.

By:	/s/ Tim G. Culp
Tim G. Culp

By:	/s/ Jack A. Chambers
Jack A. Chambers

By:	/s/ Michael G. Cunningham
Michael G. Cunningham

By:	/s/ Todd M. Yocham
Todd M. Yocham